UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

Talos Energy Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

87484T108

(CUSIP Number)

Dianna Rosser Aprile

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, NY 10019

(212) 993-0076

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 16, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87484T108	13D	Page 1 of 19 Pages

1	Names of Reporting Persons Riverstone Talos Energy Equityco LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 8,342,678
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 8,342,678

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,342,678
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 10.1%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 2 of 19 Pages

1	Names of Reporting Persons Riverstone Talos Energy Debtco LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 767,416
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 767,416

11	Aggregate Amount Beneficially Owned by Each Reporting Person 767,416
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.9%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 3 of 19 Pages

1	Names of Reporting Persons ILX Holdings II, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 2,752,555
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 2,752,555

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,752,555
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 3.3%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 4 of 19 Pages

1	Names of Reporting Persons Riverstone V Castex 2014 Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 429,265
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 429,265

11	Aggregate Amount Beneficially Owned by Each Reporting Person 429,265
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.5%
14	Type of Reporting Person PN

CUSIP No. 87484T108	13D	Page 5 of 19 Pages

1	Names of Reporting Persons Riverstone V Talos Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 9,110,094
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 9,110,094

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,110,094
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 11.0%
14	Type of Reporting Person PN

CUSIP No. 87484T108	13D	Page 6 of 19 Pages

1	Names of Reporting Persons Riverstone Global Energy and Power Fund V (FT), L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 9,110,094
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 9,110,094

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,110,094
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 11.0%
14	Type of Reporting Person PN

CUSIP No. 87484T108	13D	Page 7 of 19 Pages

1	Names of Reporting Persons Riverstone Energy Partners V, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 12,291,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,291,914

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,291,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 14.9%
14	Type of Reporting Person PN

CUSIP No. 87484T108	13D	Page 8 of 19 Pages

1	Names of Reporting Persons Riverstone Energy GP V, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 12,291,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,291,914

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,291,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 14.9%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 9 of 19 Pages

1	Names of Reporting Persons Riverstone Energy GP V Corp.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 12,291,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,291,914

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,291,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 14.9%
14	Type of Reporting Person CO

CUSIP No. 87484T108	13D	Page 10 of 19 Pages

1	Names of Reporting Persons Riverstone Holdings LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 12,291,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,291,914

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,291,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 14.9%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 11 of 19 Pages

1	Names of Reporting Persons Riverstone/Gower Mgmt Co Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 12,291,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,291,914

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,291,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 14.9%
14	Type of Reporting Person PN

CUSIP No. 87484T108	13D	Page 12 of 19 Pages

1	Names of Reporting Persons Riverstone Management Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 12,291,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,291,914

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,291,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 14.9%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 87484T108	13D	Page 13 of 19 Pages

1	Names of Reporting Persons David M. Leuschen
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 12,291,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,291,914

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,291,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 14.9%
14	Type of Reporting Person IN

CUSIP No. 87484T108	13D	Page 14 of 19 Pages

1	Names of Reporting Persons Pierre F. Lapeyre, Jr.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 12,291,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,291,914

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,291,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 14.9%
14	Type of Reporting Person IN

CUSIP No. 87484T108	13D	Page 15 of 19 Pages

EXPLANATORY NOTE

This Amendment No. 6 to Schedule 13D amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on May 21, 2018 (as amended, the “Schedule 13D”), relating to the common stock, par value $0.01 per share (the “Common Stock”) of Talos Energy Inc., a Delaware corporation (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Item 5 of this Schedule 13D is hereby amended and restated in its entirety as follows:

(a) – (b)

The following sets forth, as of the date of this Schedule 13D, the aggregate number of shares of Common Stock and percentage of shares of Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition of, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 82,535,186 shares of Common Stock outstanding as of April 27, 2022, as reported in the Issuer’s quarterly report on Form 10-Q filed with the SEC on May 5, 2022:

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Riverstone Talos Energy Equityco LLC	8,342,678	10.1%	0	8,342,678	0	8,342,678
Riverstone Talos Energy Debtco LLC	767,416	0.9%	0	767,416	0	767,416
ILX Holdings II, LLC	2,752,555	3.3%	0	2,752,555	0	2,752,555
Riverstone V Castex 2014 Holdings, L.P.	429,265	0.5%	0	429,265	0	429,265
Riverstone V Talos Holdings, L.P.	9,110,094	11.0%	0	9,110,094	0	9,110,094
Riverstone Global Energy and Power Fund V (FT), L.P.	9,110,094	11.0%	0	9,110,094	0	9,110,094
Riverstone Energy Partners V, L.P.	12,291,914	14.9%	0	12,291,914	0	12,291,914
Riverstone Energy GP V, LLC	12,291,914	14.9%	0	12,291,914	0	12,291,914
Riverstone Energy GP V Corp.	12,291,914	14.9%	0	12,291,914	0	12,291,914
Riverstone Holdings LLC	12,291,914	14.9%	0	12,291,914	0	12,291,914
Riverstone/Gower Mgmt Co Holdings, L.P.	12,291,914	14.9%	0	12,291,914	0	12,291,914
Riverstone Management Group, L.L.C.	12,291,914	14.9%	0	12,291,914	0	12,291,914
David M. Leuschen	12,291,914	14.9%	0	12,291,914	0	12,291,914
Pierre F. Lapeyre, Jr.	12,291,914	14.9%	0	12,291,914	0	12,291,914

CUSIP No. 87484T108	13D	Page 16 of 19 Pages

Includes 8,342,678 shares held of record by Riverstone Equityco, 767,416 shares held of record by Riverstone Debtco, 2,752,555 shares held of record by ILX Holdings II, and 429,265 shares held of record by Castex 2014.

David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management, which is the general partner of Riverstone/Gower, which is the sole member of Riverstone Holdings, which is the sole shareholder of Riverstone Corp., which is the managing member of Riverstone GP, which is the general partner of Riverstone Energy Partners V, which is the general partner of Riverstone Energy Fund V, which is the general partner of Riverstone Aggregator, which is the managing member of Riverstone Equityco and the sole manager of Riverstone Debtco. In addition, Riverstone Energy Partners V owns an indirect interest in Castex 2014 and in ILX Holdings II.

As such, each of Riverstone Aggregator, Riverstone Energy Fund V, Riverstone Energy Partners V, Riverstone GP, Riverstone Corp., Riverstone Holdings, Riverstone/Gower, Riverstone Management, and Messrs. Leuschen and Lapeyre may be deemed to share beneficial ownership of the securities held directly by Riverstone Equity and Riverstone Debtco. Each of the foregoing entities and persons, except for Riverstone Aggregator and Riverstone Energy Fund V, may be deemed to share beneficial ownership of the securities held of record by Castex 2014 and by ILX Holdings II.

(c)            From June 8, 2022 through June 17, 2022, the Reporting Persons disposed of 1,003,984 shares of Common Stock in a series of transactions at prices ranging from $20.00 to $25.49 per share in open market transactions on the New York Stock Exchange. Details by date, listing the number of shares of Common Stock disposed of and the weighted average price per share are provided below. The Reporting Persons undertake to provide, upon request by the staff of the SEC, the Issuer, or a security holder of the Issuer, full information regarding the number of shares sold at each separate price for each transaction.

Date	Shares Disposed Of	Weighted Average Price Per Share
June 8, 2022	169,925	$24.7190
June 9, 2022	117,065	$24.1810
June 10, 2022	100,438	$23.6521
June 13, 2022	127,053	$22.0659
June 14, 2022	188,249	$22.1046
June 15, 2022	117,981	$21.4972
June 16, 2022	172,743	$20.2023
June 17, 2022	10,530	$20.1948

Except for the foregoing, none of the Reporting Persons has effected any transactions in the Common Stock since the most recent filing on Schedule 13D.

(d)	None.

(e)	Not applicable.

CUSIP No. 87484T108	13D	Page 17 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 21, 2022

Riverstone Talos Energy Equityco LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

Riverstone Talos Energy Debtco LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

ILX Holdings II, LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

Riverstone V Castex 2014 Holdings, L.P.

By:	Riverstone Global Energy and Power Fund V (FT), L.P., its general partner
By:	Riverstone Energy Partners V, L.P., its general partner
By:	Riverstone Energy GP V, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

Riverstone V Talos Holdings, L.P.

By:	Riverstone Energy Partners V, L.P., its general partner
By:	Riverstone Energy GP V, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

CUSIP No. 87484T108	13D	Page 18 of 19 Pages

Riverstone Global Energy and Power Fund V (FT), L.P.

By:	Riverstone Energy Partners V, L.P., its general partner
By:	Riverstone Energy GP V, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

Riverstone Energy Partners V, L.P.

By:	Riverstone Energy GP V, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

Riverstone Energy GP V, LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

Riverstone Energy GP V Corp.

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

Riverstone Holdings LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Authorized Person

Riverstone/Gower Mgmt Co. Holdings, L.P.

By:	Riverstone Management Group, L.L.C., its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Manager

CUSIP No. 87484T108	13D	Page 19 of 19Pages

Riverstone Management Group, L.L.C.

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Manager

By:	/s/ David M. Leuschen
Name: David M. Leuschen

By:	/s/ Pierre F. Lapeyre, Jr.
Name: Pierre F. Lapeyre, Jr.